EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							21-014

Date: October 20, 2021	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Third Quarter 2021 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported a net loss1 of $19.0 million, or $(0.13) per diluted share, for the third quarter 2021 compared to a net loss of $13.7 million, or $(0.09) per diluted share, for the second quarter 2021 and net income of $24.5 million, or $0.16 per diluted share, for the third quarter 2020.  Helix reported Adjusted EBITDA2 of $26.5 million for the third quarter 2021 compared to $24.8 million for the second quarter 2021 and $52.7 million for the third quarter 2020.

For the nine months ended September 30, 2021, Helix reported a net loss of $35.6 million, or $(0.24) per diluted share, compared to net income of $18.0 million, or $0.10 per diluted share, for the nine months ended September 30, 2020.  Adjusted EBITDA for the nine months ended September 30, 2021 was $87.5 million compared to $120.0 million for the nine months ended September 30, 2020.  The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2021	9/30/2020	6/30/2021	9/30/2021	9/30/2020

Revenues	$180,716	$193,490	$161,941	$506,072	$573,658

Gross Profit	$3,000	$34,628	$3,130	$20,754	$66,214

	2%	18%	2%	4%	12%

Net Income (Loss) [1]	$(19,043)	$24,499	$(13,709)	$(35,630)	$18,011

Diluted Earnings (Loss) Per Share	$(0.13)	$0.16	$(0.09)	$(0.24)	$0.10

Adjusted EBITDA [2]	$26,532	$52,719	$24,812	$87,512	$119,977

Cash and Cash Equivalents [3]	$237,549	$259,334	$243,911	$237,549	$259,334

Cash Flows from Operating Activities	$28,712	$52,586	$52,671	$121,252	$58,628

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our third quarter operating results held steady, benefitting from the seasonally stronger summer activity in the North Sea and continued renewables site clearance activity.  During the quarter, we reduced our debt with the repayment of our Term Loan and executed with our bank group a new long-term revolving credit facility that we expect will provide us working capital liquidity and manageable financial covenants.  Also during the quarter, we achieved zero net debt and ended the quarter in a negative net debt position.  With our vessels primarily in the spot market with limited visibility, we expect to maintain minimal net financial leverage in the near term as we prepare for increasing activity offshore.  The recent strengthening in oil prices is a promising sign, but its impact on our operations has lagged, particularly in the North Sea.  As the macro environment and energy sector continue to improve and stabilize, we anticipate seeing benefits mid-2022 and beyond.”

(

[1] Net income (loss) attributable to common shareholders
[2] Adjusted EBITDA is a non-GAAP measure. See reconciliations below
[3] Excludes restricted cash of $71.3 million as of 9/30/21 and 6/30/21

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2021	9/30/2020	6/30/2021	9/30/2021	9/30/2020
Revenues:
Well Intervention	$131,314	$140,803	$132,305	$397,387	$427,296
Robotics	42,623	49,802	31,651	96,430	135,896
Production Facilities	18,552	14,167	14,218	49,217	43,301
Intercompany Eliminations	(11,773)	(11,282)	(16,233)	(36,962)	(32,835)
Total	$180,716	$193,490	$161,941	$506,072	$573,658

Income (Loss) from Operations:
Well Intervention	$(13,343)	$18,844	$(6,719)	$(14,819)	$24,910
Robotics	4,936	6,982	255	2,257	11,940
Production Facilities	5,089	4,134	4,682	16,285	11,142
Goodwill Impairment	—	—	—	—	(6,689)
Corporate / Other / Eliminations	(7,013)	(10,945)	(9,159)	(25,550)	(29,121)
Total	$(10,331)	$19,015	$(10,941)	$(21,827)	$12,182

Segment Results

Well Intervention

Well Intervention revenues decreased $1.0 million, or 1%, in the third quarter 2021 compared to the previous quarter.  The decrease was primarily due to lower utilization in Brazil and lower rates in West Africa during the third quarter 2021, offset in part by higher utilization in the Gulf of Mexico and the North Sea.  Our third quarter revenues were negatively impacted by the completion of our long-term contract in Brazil on the Siem Helix 1 in August, which subsequently commenced its regulatory dry dock during the quarter.  Overall Well Intervention vessel utilization remained flat at 72% in the second and third quarters 2021.  Well Intervention net loss from operations increased to $13.3 million in the third quarter 2021 compared to $6.7 million in the previous quarter.  The increased loss was due to lower revenues in Brazil combined with higher variable costs associated with our increased activity in the Gulf of Mexico during the third quarter.

Well Intervention revenues decreased $9.5 million, or 7%, in the third quarter 2021 compared to the third quarter 2020.  The decrease in revenues was primarily due to lower rates and vessel utilization in the Gulf of Mexico and Brazil, offset in part by higher utilization in the North Sea and West Africa during the third quarter 2021.  Our third quarter 2021 rates and utilization in the Gulf of Mexico and Brazil were negatively impacted by the completion of our long-term contracts on the Q5000 during the second quarter 2021 and the Siem Helix 1 during the third quarter 2021.  Our third quarter 2021 utilization in the North Sea and West Africa benefitted from utilization on the Seawell and the Q7000, both of which were stacked during the third quarter 2020.  Well Intervention vessel utilization was 72% in the third quarter 2021 compared to 68% in the third quarter 2020.  Well Intervention incurred a net loss from operations of $13.3 million in the third quarter 2021compared to operating income of $18.8 million in the third quarter 2020.  The decrease was due to lower segment revenues as well as higher costs associated with our resumed activity in West Africa.

Robotics

Robotics revenues increased $11.0 million, or 35%, in the third quarter 2021 compared to the previous quarter.  The seasonally higher revenues were driven by increased vessel days and ROV activity during the third quarter.  Vessel days during the third quarter 2021 included 77 spot vessel days performing ROV support work for a telecom project offshore Guyana, and 99 spot vessel days performing seabed clearance work compared to 61 spot vessel days on the seabed clearance work during the second quarter 2021.  Chartered vessel utilization increased to 99% in the third quarter 2021, which included 358 total vessel days, compared to 93% in the second quarter 2021, which included 236 total vessel days.  ROV, trencher and ROVDrill utilization increased to 43% in the third quarter 2021 from 36% in the previous quarter, and trenching days in the third quarter 2021 increased to 90 days compared to 84 days in the previous quarter.  Robotics operating income increased $4.7 million during the third quarter 2021 compared to the previous quarter due to higher revenues, offset in part by higher operating costs associated with increased spot vessel days quarter over quarter.

Robotics revenues decreased $7.2 million, or 14%, in the third quarter 2021 compared to the third quarter 2020.  The decrease in revenues year over year was due to fewer vessel days as well as a reduction in trenching activity compared to the third quarter 2020.  Vessel days during the third quarter 2021 decreased to 358 compared to 450 during the third quarter 2020, with fewer days working seabed clearance.  Vessel days during the third quarter 2021 included 77 spot vessel days performing ROV support work for a telecom project offshore Guyana and 99 spot vessel days performing seabed clearance work , compared to 196 spot vessel days performing seabed clearance work and 95 spot vessel days performing other projects during the third quarter 2020.  Chartered vessel utilization increased to 99% during the third quarter 2021 compared to 95% during the third quarter 2020.  Total ROV, trencher and ROVDrill utilization was 43% in the third quarter 2021 compared to 37% in the third quarter 2020, with 90 trenching days in the third quarter 2021 compared to 154 days in the third quarter 2020.  Robotics income from operations declined $2.0 million in the third quarter 2021 compared to the third quarter 2020 due to lower revenues year over year.

Production Facilities

Production Facilities revenues increased $4.3 million, or 31%, in the third quarter 2021 compared to the previous quarter primarily due to higher oil and gas production and prices during the third quarter 2021.  Production Facilities revenues increased $4.4 million, or 31%, in the third quarter 2021 compared to the third quarter 2020 due to higher oil and gas production and prices and higher revenues from the HFRS during the third quarter 2021.

Selling, General and Administrative and Other

Selling, General and Administrative

Selling, general and administrative expenses were $13.3 million, or 7.4% of revenue, in the third quarter 2021 compared to $13.4 million, or 8.3% of revenue, in the previous quarter.

Other Income and Expenses

Other expense, net was $4.0 million in the third quarter 2021 compared to other income, net of $1.0 million in the previous quarter.  Other expense, net includes unrealized foreign currency losses related to the British pound, which weakened approximately 3% during the third quarter 2021.

Cash Flows

Operating cash flows were $28.7 million in the third quarter 2021 compared to $52.7 million in the previous quarter and $52.6 million in the third quarter 2020.  The decrease in operating cash flows quarter over quarter was primarily due to increases working capital outflows, offset in part by tax refunds of $12.4 million related to the CARES Act received during the third quarter 2021.  The decrease in operating cash flows year over year was due to lower earnings, offset in part by working capital inflows, which include the tax refund related to the CARES Act received during the third quarter 2021.

Capital expenditures totaled $0.6 million in the third quarter 2021 compared to $5.4 million in the previous quarter and $1.6 million in the third quarter 2020.  Free cash flow was $28.1 million in the third quarter 2021 compared to $47.2 million in the previous quarter and $51.4 million in the third quarter 2020.  The decreases in free cash flow quarter over quarter and year over year were due primarily to lower operating cash flows in the third quarter 2021.  (Free cash flow is a non-GAAP measure.  See reconciliation below.)

Financial Condition and Liquidity

Cash and cash equivalents were $237.5 million at September 30, 2021 and excluded $71.3 million of restricted cash pledged as collateral on a short-term project-related letter of credit.  During the third quarter 2021, we terminated our previous credit agreement, which was scheduled to expire December 31, 2021, and entered into an $80.0 million asset-based revolving credit facility (“ABL facility”).  Available capacity under our ABL facility was $69.6 million at September 30, 2021.  Long-term debt decreased to $304.5 million at September 30, 2021 from $335.7 million at June 30, 2021 following our repayment of the term loan associated with our previous credit agreement.  Negative net debt at September 30, 2021 was $4.3 million.

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its third quarter 2021 results (see the "For the Investor" page of Helix's website, www.HelixESG.com).  The teleconference, scheduled for Thursday, October 21, 2021 at 9:00 a.m. Central Time, will be audio webcast live from the “For the Investor” page of Helix’s website.  Investors and other interested parties wishing to participate in the teleconference may join by dialing 1-800-785-8944 for participants in the United States and 1-212-231-2910 for international participants.  The passcode is “Staffeldt.”  A replay of the webcast will be available on the “For the Investor” page of Helix’s website by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations.  For more information about Helix, please visit our website at www.HelixESG.com.

Non-GAAP Financial Measures

Management evaluates performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, net debt, net debt to book capitalization and free cash flow.  We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense.  Non-cash impairment losses on goodwill and other long-lived assets and gains and losses on equity investments are also added back if applicable.  To arrive at our measure of Adjusted EBITDA, we exclude the gain or loss on disposition of assets and the general provision (release) for current expected credit losses, if any.  In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments, which are excluded from EBITDA as a component of net other income or expense.  Net debt is calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.  Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity.  We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets.

We use EBITDA, Adjusted EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA, Adjusted EBITDA and free cash flow provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding the ongoing COVID-19 pandemic and oil price volatility and their respective effects and results, our protocols and plans, our current work continuing, the spot market, our spending and cost reduction plans and our ability to manage changes; our strategy; any statements regarding visibility and future utilization; any projections of financial items; any statements regarding future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statements regarding our ability to enter into, renew and/or perform commercial contracts; any statements concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to the results and effects of the COVID-19 pandemic and actions by governments, customers, suppliers and partners with respect thereto; market conditions; results from acquired properties; demand for our services; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities including regulatory initiatives by the U.S. administration; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K and in our other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG), LinkedIn (www.linkedin.com/company/helix-energy-solutions-group), Facebook (www.facebook.com/HelixEnergySolutionsGroup) and Instagram (www.instagram.com/helixenergysolutions).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
(in thousands, except per share data)	2021	2020	2021	2020

	(unaudited)		(unaudited)

Net revenues	$180,716	$193,490	$506,072	$573,658
Cost of sales	177,716	158,862	485,318	507,444
Gross profit	3,000	34,628	20,754	66,214
Goodwill impairment	—	—	—	(6,689)
Gain (loss) on disposition of assets, net	15	440	(631)	913
Selling, general and administrative expenses	(13,346)	(16,053)	(41,950)	(48,256)
Income (loss) from operations	(10,331)	19,015	(21,827)	12,182
Net interest expense	(5,928)	(7,598)	(17,900)	(20,407)
Gain (loss) on extinguishment of long-term debt	(124)	9,239	(124)	9,239
Other income (expense), net	(4,015)	8,824	(1,438)	(3,672)
Royalty income and other	297	197	2,603	2,493
Income (loss) before income taxes	(20,101)	29,677	(38,686)	(165)
Income tax provision (benefit)	(1,058)	5,232	(2,910)	(16,132)
Net income (loss)	(19,043)	24,445	(35,776)	15,967
Net loss attributable to redeemable noncontrolling interests	—	(54)	(146)	(2,044)
Net income (loss) attributable to common shareholders	$(19,043)	$24,499	$(35,630)	$18,011

Earnings (loss) per share of common stock:
Basic	$(0.13)	$0.16	$(0.24)	$0.10
Diluted	$(0.13)	$0.16	$(0.24)	$0.10

Weighted average common shares outstanding:
Basic	150,088	149,032	150,018	148,956
Diluted	150,088	149,951	150,018	149,824

Comparative Condensed Consolidated Balance Sheets

	Sep. 30, 2021	Dec. 31, 2020
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and equivalents (1)	$237,549	$291,320
Restricted cash (1)	71,282	—
Accounts receivable, net	136,704	132,233
Other current assets	62,442	102,092
Total Current Assets	507,977	525,645

Property and equipment, net	1,686,674	1,782,964
Operating lease right-of-use assets	117,397	149,656
Other assets, net	35,251	40,013
Total Assets	$2,347,299	$2,498,278

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$75,162	$50,022
Accrued liabilities	85,240	87,035
Current maturities of long-term debt (1)	42,825	90,651
Current operating lease liabilities	55,051	51,599
Total Current Liabilities	258,278	279,307

Long-term debt (1)	261,668	258,912
Operating lease liabilities	64,423	101,009
Deferred tax liabilities	91,785	110,821
Other non-current liabilities	1,481	3,878
Redeemable noncontrolling interests	—	3,855
Shareholders' equity (1)	1,669,664	1,740,496
Total Liabilities and Equity	$2,347,299	$2,498,278

(1)	Negative net debt of $4,338 as of September 30, 2021. Net debt calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.

Helix Energy Solutions Group, Inc.

Reconciliation of Non-GAAP Measures

	Three Months Ended			Nine Months Ended
(in thousands, unaudited)	9/30/2021	9/30/2020	6/30/2021	9/30/2021	9/30/2020

Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(19,043)	$24,445	$(13,683)	$(35,776)	$15,967
Adjustments:
Income tax provision (benefit)	(1,058)	5,232	(1,968)	(2,910)	(16,132)
Net interest expense	5,928	7,598	5,919	17,900	20,407
(Gain) loss on extinguishment of long-term debt	124	(9,239)	—	124	(9,239)
Other (income) expense, net	4,015	(8,824)	(960)	1,438	3,672
Depreciation and amortization	36,719	33,985	34,941	106,226	99,552
Goodwill impairment	—	—	—	—	6,689
EBITDA	26,685	53,197	24,249	87,002	120,916
Adjustments:
(Gain) loss on disposition of assets, net	(15)	(440)	646	631	(913)
General provision (release) for current expected credit losses	(138)	(38)	(83)	(121)	656
Realized losses from foreign exchange contracts not designated as hedging instruments	—	—	—	—	(682)
Adjusted EBITDA	$26,532	$52,719	$24,812	$87,512	$119,977

Free Cash Flow:
Cash flows from operating activities	$28,712	$52,586	$52,671	$121,252	$58,628
Less: Capital expenditures, net of proceeds from sale of assets	(574)	(1,174)	(5,432)	(7,335)	(18,255)
Free cash flow	$28,138	$51,412	$47,239	$113,917	$40,373